Exhibit 2.1

Deed of amendment and consent

Dated 30 April 2021

Redflex Holdings Limited (ACN 069 306 216) (“Redflex”)

Verra Mobility Corporation (“Verra”)

King & Wood Mallesons

Level 61

Governor Phillip Tower

1 Farrer Place

Sydney NSW 2000

Australia

T +61 2 9296 2000

F +61 2 9296 3999

DX 113 Sydney

www.kwm.com

Deed of amendment and consent

Contents

Details1

General terms2

1	Interpretation2
2	Amendment and consent2
2.1	Amendments to the Implementation Agreement2
2.2	Consent2
2.3	Confirmation3
3	General3

Signing page4

ã King & Wood Mallesons 51656232_4	Deed of amendment and consent 29 April 2021	1

Deed of amendment and consent

Details

Parties
Redflex	Name	Redflex Holdings Limited
	ACN	069 306 216
	Address	1 Market Street South Melbourne, VIC 3205 Australia
Verra	Name	Verra Mobility Corporation
	Address	1150 North Alma School Road Mesa, Arizona 85201 United States of America
Recitals

A.Redflex and Verra are parties to the Implementation Agreement.

B.The parties wish to amend the Implementation Agreement on the terms and conditions of this deed.

C.Verra wishes to consent to an amendment to the Scheme on the terms and conditions of this deed.

ã King & Wood Mallesons 51656232_4	Deed of amendment and consent	1

Deed of amendment and consent

General terms

1	Interpretation

The following definitions apply in this document, unless the context requires otherwise:

Effective Date means the date of this document.

Implementation Agreement means the Scheme Implementation Agreement between Redflex and Verra dated 22 January 2021.

All other capitalised words and phrases used in this document have the same meaning as given to them in the Implementation Agreement, unless the context makes it clear that a definition is not intended to apply or the relevant term is otherwise defined in this document.

2	Amendment and consent
2.1	Amendments to the Implementation Agreement

With effect from the Effective Date:

(a)	clause 4.3 (“Scheme Consideration”) of the Implementation Agreement is amended by deleting “$0.92” where it appears in that clause and replacing it with “$0.96”; and
(b)	deleting the document entitled ‘Scheme of Arrangement’ attached as Annexure A to the Implementation Agreement and replacing it with the document attached as the Schedule to this document.
2.2	Consent

Verra consents to Redflex amending the Scheme with effect from the Effective Date by:

(a)

replacing the definition of “Deed Poll” in clause 1.1 with the following new definition of ‘Deed Poll”:

“Deed Poll” means the deed poll executed by Verra on 31 March, 2021, pursuant to which Verra has covenanted in favour of Scheme Participants to perform obligations attributed to it under this Scheme, with such amendments as are approved in accordance with its terms.”;

(b)

inserting in the definition of “Implementation Agreement” in clause 1.1 the words “(as amended by a Deed of Amendment and Consent between Redflex and Verra dated 30 April 2021)” immediately after the word “Verra” where it appears in the second line of that definition; and

(c)	deleting in the definition of “Scheme Consideration” the reference to “$0.92” and replacing it with “$0.96”,

ã King & Wood Mallesons 51656232_4	Deed of amendment and consent	2

and acknowledges and agrees that these amendments are contained in the document set out in the Schedule to this document.

2.3	Confirmation

Each party confirms that, except as provided for in this clause 2, no other amendments are to be made to the Implementation Agreement (including its attachments).

3	General
(a)	Clause 1.2 (“Interpretation”), clause 18 (“Notices”) and clause 19 (“General”) of the Implementation Agreement apply to this document as if they were set out in full in this document.
(b)	Each of the parties agree to pay their own costs in connection with the preparation and execution of this document.
(c)	The law in force in New South Wales governs this document. Each party submits to the non-exclusive jurisdiction of the courts of that place.

EXECUTED as a deed.

ã King & Wood Mallesons 51656232_4	Deed of amendment and consent	3

Deed of amendment and consent

Signing page

Signed, Sealed and Delivered as a deed by REDFLEX HOLDINGS LIMITED in accordance with section 127 of the Corporations Act 2001 (Cth) by:

/s/ Robert DeVincenzi

Signature of director

ROBERT DEVINCENZI

Name of director (block letters)

) ) ) ) ) ) ) ) ) ) ) )	/s/ Craig Richard Durham Signature of company secretary CRAIG RICHARD DURHAM Name of company secretary (block letters)

ã King & Wood Mallesons 51656232_4	Deed of amendment and consent	4

SIGNED, SEALED AND DELIVERED by Verra Mobility Corporation in the presence of: /s/ Rebecca Collins Signature of witness Rebecca Collins Name of witness	) ) ) ) ) ) ) ) ) ) ) )	/s/ David Roberts Signature of authorised signatory David Roberts Name of authorised signatory

ã King & Wood Mallesons 51656232_4	Deed of amendment and consent	5

Schedule

Scheme of Arrangement

ã King & Wood Mallesons 51656232_4	Deed of amendment and consent	6

SCHEME OF ARRANGEMENT

Redflex Holdings Limited (ACN 069 306 216)

The registered holders of fully paid ordinary shares in the capital of Redflex Holdings Limited as at the Record Date

KPMG Law

KPMG

International Towers Sydney 3

300 Barangaroo Avenue
Sydney  NSW  2000

ABN 78 399 289 481  |  DX1056 Sydney

Liability limited by a scheme approved under Professional Standards Legislation

CONTENTS

1.	DEFINITIONS AND INTERPRETATION3
2.	RECITALS6
3.	CONDITIONS7
4.	SCHEME BECOMING EFFECTIVE8
5.	IMPLEMENTATION OF SCHEME8
6.	SCHEME CONSIDERATION8
7.	DEALINGS IN SCHEME SHARES10
8.	SUSPENSION AND TERMINATION OF QUOTATION OF SHARES11
9.	GENERAL PROVISIONS11
10.	GOVERNING LAW AND JURISDICTION14
11.	SERVING DOCUMENTS14

SCHEME OF ARRANGEMENT

pursuant to section 411 of the Corporations Act 2001 (Cth)

PARTIES

Redflex Holdings Limited (ACN 069 306 216) of 31 Market Street, South Melbourne, VIC 3205, Australia (Redflex)

The registered holders of fully paid ordinary shares in the capital of Redflex as at the Record Date (Scheme Participants)

OPERATIVE PROVISIONS

1.	DEFINITIONS AND INTERPRETATION
1.1.	Definitions

The following definitions apply in this document, unless the context requires otherwise:

ASIC means the Australian Securities and Investments Commission.

ASX means ASX Limited (ABN 98 008 624 691) or the securities market which it operates, as the context requires.

ASX Settlement means ASX Settlement Pty Limited (ABN 49 008 504 532) as the holder of a licence to operate a clearing and settlement facility.

ASX Settlement Operating Rules means the operating rules of the clearing and settlement facility operated by ASX Settlement for the time being and from time to time, as modified by any express written exemption or waiver given by ASX or ASX Settlement.

Business Day means a day on which banks are open for general banking business in Mesa, Arizona, USA and Melbourne, Victoria, Australia (not being a Saturday, Sunday or public holiday in either of those places).

CHESS means the clearing house electronic sub-register system for the electronic transfer of securities operated by ASX Settlement.

Corporations Act means the Corporations Act 2001 (Cth).

Court means the Federal Court of Australia, or such other court of competent jurisdiction under the Corporations Act agreed to in writing by Verra and Redflex.

Deed Poll means the deed poll executed by Verra on 31 March, 2021, pursuant to which Verra has covenanted in favour of Scheme Participants to perform obligations attributed to it under this Scheme, with such amendments as are approved in accordance with its terms.

Effective means the coming into effect, under section 411(10) of the Corporations Act, of the order of the Court made under section 411(4)(b) of the Corporations Act in relation to this

Scheme, but in any event at no time before an office copy of the order of the Court is lodged with ASIC.

Effective Date means the date on which this Scheme becomes Effective.

Encumbrance means any security for the payment of money or performance of obligations, including a mortgage, charge, lien, pledge, trust, power or title retention or flawed deposit arrangement and any “security interest” as defined in sections 12(1) or 12(2) of the PPSA (as defined in the Implementation Agreement) or any agreement to create any of them or allow them to exist.

Implementation means the implementation of this Scheme in accordance with its terms on this Scheme becoming Effective.

Implementation Agreement means the scheme implementation agreement dated 22 January 2021 between Redflex and Verra (as amended by a Deed of Amendment and Consent between Redflex and Verra dated 30 April 2021) under which, amongst other things, Redflex has agreed to propose this Scheme to Shareholders and each of Verra and Redflex has agreed to take certain steps to give effect to this Scheme.

Implementation Date means the date of Implementation, being the 5th Business Day after the Record Date, or such other date as Redflex and Verra may agree in writing.

NASDAQ means The NASDAQ Stock Market LLC.

Record Date means 7:00pm on the day which is two Business Days after the Effective Date, or any other date (after the Effective Date) agreed by Redflex and Verra to be the record date for the purpose of determining entitlements to receive the Scheme Consideration under this Scheme.

Redflex means Redflex Holdings Limited (ACN 069 306 216).

Register means the register of members of Redflex maintained by or on behalf of Redflex in accordance with section 168(1) of the Corporations Act.

Registered Address means, in relation to a Scheme Participant, the address of that Scheme Participant shown in the Register as at the Record Date.

Registry means the person operating the Register, being Computershare Investor Services Pty Limited (ACN 078 279 277).

Scheme means this scheme of arrangement between Redflex and Scheme Participants under which all of the Scheme Shares will be transferred to Verra (or a Verra Nominated Acquirer) under Part 5.1 of the Corporations Act as described in clause 5, in consideration for the provision of the Scheme Consideration to Scheme Participants, subject to any alterations or conditions made or required by the Court under section 411(6) of the Corporations Act to the extent they are approved in writing by each of Redflex and Verra in accordance with clause 3.1(c).

Scheme Consideration means the consideration payable under the terms of this Scheme for the transfer of Scheme Shares to Verra (or a Verra Nominated Acquirer), being an amount equal to $0.96 per Scheme Share held by a Scheme Participant on the Record Date.

Scheme Meeting means the meeting of Shareholders ordered by the Court to be convened under section 411(1) of the Corporations Act to consider approval of the Scheme Resolution and includes any meeting convened following any adjournment or postponement of that meeting.

Scheme Participant means a Shareholder registered in the Register as the holder of one or more Shares at the Record Date.

Scheme Resolution means a resolution of Shareholders to approve this Scheme under section 411(4)(a)(ii) of the Corporations Act.

Scheme Share means a Share held by a Scheme Participant as at the Record Date.

Scheme Transfer means, in relation to each Scheme Participant, a duly completed and executed instrument of transfer of the Scheme Shares held by that Scheme Participant for the purposes of section 1071B of the Corporations Act, which may be a master transfer of all the Scheme Shares.

Second Court Hearing Date means the first day on which an application made to the Court for an order under section 411(4)(b) of the Corporations Act approving this Scheme is heard or, if the application is adjourned for any reason, the day on which the adjourned application is heard.

Share means a fully paid ordinary share in the capital of Redflex.

Shareholder means a person entered in the Register as the holder of one or more Shares.

Sunset Date has the meaning given in the Implementation Agreement.

Trust Account means an Australian dollar denominated trust account operated by Redflex (or by the Registry on behalf of Redflex) to hold the Scheme Consideration on trust for the purpose of paying the Scheme Consideration to Scheme Participants in accordance with clause 6.2.

Verra means Verra Mobility Corporation.

Verra Nominated Acquirer has the meaning given in clause 2.3 of the Implementation Agreement.

1.2.	Interpretation

In the interpretation of this document, the following provisions apply unless the context otherwise requires:

(a)	The singular includes the plural and conversely.
(b)	A gender includes all genders.
(c)	If a word or phrase is defined, its other grammatical forms have a corresponding meaning.
(d)	A reference to a “person” includes an individual, a body corporate, a corporation, trust, partnership, unincorporated body or any other entity or organisation.
(e)

A reference to a clause, schedule, annexure or party is a reference to a clause of, and a schedule, annexure or party to, this document and references to this document include any schedules and annexures.

(f)

A reference to an agreement or document (including a reference to this document) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this document or that other agreement or document.

(g)	A reference to a person includes a reference to the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns.
(h)

A reference to legislation (including subordinate legislation) or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

(i)	A reference to writing includes any method of representing or reproducing words, figures, drawings or symbols in a visible and tangible form (and includes a communication by electronic mail).
(j)	A reference to $ or A$ is to the lawful currency of Australia.
(k)	A reference to time is a reference to time in Melbourne, Australia.
(l)	A period of time starting from a given day or the day of an act or event is to be calculated exclusive of that day.
(m)	If a party must do something under this document on or by a given day and it is done after 5:00pm on that day, it is taken to be done on the next day.
(n)	The meaning of general words is not limited by specific examples introduced by including, for example, or similar expressions.
(o)	Headings (including those in brackets at the beginning of paragraphs) are for convenience only and do not affect the interpretation of this document.
(p)	If the day on or by which a person must do something under this Scheme is not a Business Day, the person must do it on or by the next Business Day.
2.	RECITALS
2.1.	Redflex

Redflex:

(a)	is a public company limited by shares incorporated in Australia and its registered office is located at 31 Market Street, South Melbourne, Victoria 3205, Australia;
(b)	is admitted to the official list of ASX and its shares are quoted on ASX; and
(c)	as at the date of the Implementation Agreement, has the capital structure set out in Schedule 5 of the Implementation Agreement.
2.2.	Verra

Verra:

(a)

is a public corporation formed under the laws of Delaware in the United States of America and its principal business address is located at 1150 North Alma School Road, Mesa, Arizona 85201, United States of America; and

(b)	is admitted to NASDAQ and its securities are quoted on NASDAQ.
2.3.	Implementation Agreement and Deed Poll
(a)

Redflex and Verra have entered into the Implementation Agreement which sets out the terms on which Redflex has agreed to propose this Scheme to Shareholders, and each of Redflex and Verra has agreed to take certain steps to give effect to this Scheme.

(b)

This Scheme attributes actions to Verra but does not itself impose an obligation on Verra to perform those actions.  Verra has executed the Deed Poll in favour of each Scheme Participant, pursuant to which it has covenanted, subject to this Scheme becoming Effective, to perform (or procure the performance of) obligations attributed to it under this Scheme, including to provide the Scheme Consideration, in accordance with the terms of this Scheme.

2.4.	Effect of this Scheme

If this Scheme becomes Effective:

(a)

in consideration of the transfer of each Scheme Share to Verra (or a Verra Nominated Acquirer), Redflex must provide or procure the provision of the Scheme Consideration to each Scheme Participant in accordance with the terms of this Scheme and the Deed Poll;

(b)	all of the Scheme Shares and all of the rights and entitlements attaching to them will be transferred to Verra (or a Verra Nominated Acquirer) on the Implementation Date; and
(c)

Redflex will enter the name and address of Verra (or a Verra Nominated Acquirer) in the Register as the holder of the Scheme Shares transferred to Verra (or a Verra Nominated Acquirer) in accordance with the terms of this Scheme, subject to and in accordance with the provisions of this Scheme.

3.	CONDITIONS
3.1.	Conditions precedent to Implementation

This Scheme is conditional upon, and will have no force or effect until, the satisfaction of each of the following conditions precedent:

(a)	as at 8.00am on the Second Court Hearing Date, neither the Implementation Agreement nor the Deed Poll have been terminated in accordance with their terms;
(b)

as at 8:00am on the Second Court Hearing Date, each of the conditions precedent set out in clause 3.1 of the Implementation Agreement (other than the condition precedent relating to the approval of the Court set out in clause 3.1(f)) has been satisfied or (to the extent they can be) waived in accordance with the terms of the Implementation Agreement;

(c)

the Court makes orders approving this Scheme under section 411(4)(b) of the Corporations Act, including with such alterations made or required by the Court under section 411(6) of the Corporations Act as are acceptable to Redflex and Verra;

(d)	such other conditions made or required by the Court under section 411(6) of the Corporations Act in relation to this Scheme as are acceptable to Redflex and Verra have been satisfied; and
(e)

the orders of the Court made under section 411(4)(b) (and, if applicable, section 411(6)) of the Corporations Act approving this Scheme come into effect, pursuant to section 411(10) of the Corporations Act, and the provisions of clauses 4, 5, 6, 7 and 8 will not come into effect unless and until each of these conditions precedent in this clause 3.1 has been satisfied.

3.2.	Certificate in relation to conditions precedent

On the Second Court Hearing Date:

(a)

Redflex must provide to the Court a certificate (or such other evidence as the Court may request) confirming (in respect of matters within its knowledge) whether or not as at 8:00am on the Second Court Hearing Date the conditions precedent set out in clauses 3.1(c), 3.1(d), 3.1(e) and clauses 3.1(h) to 3.1(l) of the Implementation Agreement have been satisfied or (to the extent they can be) waived and whether or not, to the best of its knowledge, the condition precedent set out in clause 3.1(g) of the Implementation Agreement has been satisfied or (to the extent it can be) waived.

(b)

Verra must provide to Redflex a certificate for Redflex to provide to the Court (or such other evidence as the Court may request) confirming (in respect of matters within its knowledge) whether or not as at 8:00am on the Second Court Hearing Date the conditions precedent set out in clauses 3.1(a), 3.1(b), 3.1(c) and 3.1(m) of the Implementation Agreement have been satisfied or (to the extent they can be) waived and whether or not, to the best of its knowledge, the condition precedent set out in clause 3.1(g) of the Implementation Agreement has been satisfied or (to the extent it can be) waived.

(c)

The giving of a certificate by each of Redflex and Verra under clause 3.2(a) and 3.2(b) respectively will, in the absence of manifest error, be conclusive evidence of whether the conditions precedent referred to in the certificate have been satisfied or waived as at 8:00am on the Second Court Hearing Date.

4.	SCHEME BECOMING EFFECTIVE
4.1.	Effective Date

Subject to clause 4.2, this Scheme takes effect pursuant to section 411(10) of the Corporations Act on and from the Effective Date.

4.2.	Sunset Date

This Scheme will lapse and be of no further force or effect if:

(a)	the Effective Date has not occurred on or before the Sunset Date; or
(b)	the Implementation Agreement or the Deed Poll is terminated in accordance with its terms,

unless Redflex and Verra otherwise agree in writing.

5.	IMPLEMENTATION OF SCHEME
5.1.	Lodgement of Court order

If the conditions precedent set out in clause 3.1 are satisfied (other than the condition precedent set out clause 3.1(e)), Redflex must lodge with ASIC in accordance with section 411(10) of the Corporations Act an office copy of the Court order under section 411(4)(b) approving this Scheme as soon as possible and, in any event, by no later than 5:00pm on the first Business Day after the day on which the Court approves this Scheme (or such later date as Verra may agree in writing).

5.2.	Transfer and registration of Scheme Shares

Subject to this Scheme becoming Effective and Verra having satisfied its obligations in clause 6.2, on the Implementation Date, all of the Scheme Shares, together with all rights and entitlements attaching to them at the Implementation Date, will be transferred to Verra (or a Verra Nominated Acquirer), without the need for any further act by any Scheme Participant (other than acts performed by Redflex or any of its directors and officers as attorney and agent for Scheme Participants under clause 9.1), by Redflex (or by the Registry on behalf of Redflex) effecting a valid transfer or transfers of the Scheme Shares to Verra (or a Verra Nominated Acquirer) under section 1074D of the Corporations Act or, if that procedure is not available for any reason, by:

(a)

Redflex delivering to Verra for execution a duly completed Scheme Transfer to transfer all of the Scheme Shares to Verra (or a Verra Nominated Acquirer), duly executed by Redflex (or any of its directors and officers) as the attorney and agent of each Scheme Participant as transferor under clause 9.1;

(b)	Verra executing (or procuring a Verra Nominated Acquirer to execute) the Scheme Transfer as transferee and delivering it to Redflex for registration; and
(c)

Redflex (as soon as practicable after receipt of the Scheme Transfer under clause 5.2(b)) entering, or procuring the entry of, the name and address of Verra (or a Verra Nominated Acquirer) in the Register as the holder of all of the Scheme Shares transferred to Verra (or a Verra Nominated Acquirer) in accordance with the terms of this Scheme.

6.	SCHEME CONSIDERATION
6.1.	Entitlement to Scheme Consideration

On the Implementation Date, subject to the terms of this Scheme, each Scheme Participant will be entitled to the Scheme Consideration for each Scheme Share held by that Scheme Participant.

6.2.	Provision of Scheme Consideration

Subject to the conditions precedent in clause 3.1 being satisfied, Verra must deposit (or procure the deposit of) in cleared funds into the Trust Account an amount equal to the aggregate amount of the Scheme Consideration payable to Scheme Participants, with such amount to be received in the Trust Account by no later than 12:00pm on the Business Day before the Implementation Date and with such amount to be held by Redflex on trust for the purpose of paying the Scheme Consideration to Scheme Participants who are entitled to receive it pursuant to clause 6.3(a).

6.3.	Payment to Scheme Participants
(a)

On the Implementation Date, subject to Verra having satisfied its obligations in clause 6.2, Redflex must pay or procure the payment, from the Trust Account, to each Scheme Participant the Scheme Consideration to which that Scheme Participant is entitled under this clause 6.

(b)	The obligations of Redflex under clauses 2.4(a) and 6.3(a) will be satisfied by Redflex (in its absolute discretion) doing any of the following at its election:
(i)

where a Scheme Participant has, before the Record Date, made a valid election in accordance with the requirements of the Registry to receive dividend payments from Redflex by electronic funds transfer to a bank account nominated by the Scheme Participant, paying, or procuring the payment of, the relevant amount in Australian currency by electronic means in accordance with that election; or

(ii)

otherwise, whether or not the Scheme Participant has made an election referred to in clause 6.3(b)(i), despatching, or procuring the despatch of, a cheque for the relevant amount in Australian currency to the Scheme Participant by prepaid post to their Registered Address, such cheque being drawn in the name of the Scheme Participant (or in the case of joint holders, in accordance with the procedures set out in clause 6.4), for the relevant amount.

6.4.	Joint holders

In the case of Scheme Shares held in joint names:

(a)	any Scheme Consideration will be paid to the holder whose name appears first in the Register as at the Record Date; and
(b)

any other document required to be sent under this Scheme will be forwarded to either, at the sole discretion of Redflex, the holder whose name appears first in the Register as at the Record Date or to the joint holders.

6.5.	Fractional entitlements

Where the calculation of the Scheme Consideration to be paid to a Scheme Participant would result in the Scheme Participant becoming entitled to a fraction of a cent in cash, that fractional entitlement will be rounded down to the nearest whole cent.

6.6.	Unclaimed monies
(a)	Redflex may cancel a cheque or electronic funds transfer issued under this clause 6 if the cheque or electronic funds transfer:
(i)	is returned to Redflex or the Registry; or
(ii)	in the case of a cheque, has not been presented for payment within six months after the date on which the cheque was sent.
(b)

During the period of 12 months commencing on the Implementation Date, on request in writing from a Scheme Participant to Redflex or the Registry (which request may not be made until the date which is 20 Business Days after the Implementation Date), Redflex must reissue a cheque or electronic funds transfer that was previously cancelled under this clause 6.6.

(c)	The Unclaimed Money Act 2008 (Vic) will apply in relation to any Scheme Consideration which becomes ‘unclaimed money’ (as defined in the Unclaimed Money Act 2008 (Vic)).
6.7.	Remaining monies (if any) in Trust Account

To the extent that, following satisfaction of Verra’s and Redflex’s obligations under the other provisions of this clause 6, there is a surplus in the Trust Account, then that surplus (less any bank fees and related charges) shall be paid by Redflex (or by the Registry on Redflex’s behalf) to Verra.

6.8.	Orders of a court
(a)	If written notice is given to Redflex (or the Registry) of an order or direction made by a court of competent jurisdiction that:
(i)

requires payment to be provided to a third party of a sum in respect of Scheme Shares held by a particular Scheme Participant, which would otherwise be payable to that Scheme Participant by Redflex in accordance with this clause 6, then Redflex may procure compliance with that order or direction; or

(ii)

prevents Redflex from providing all or part of the Scheme Consideration to any particular Scheme Participant in accordance with this clause 6, or the payment of such consideration is otherwise prohibited by applicable law, Redflex may retain the relevant part of the Scheme Consideration to which that Scheme Participant would otherwise have been entitled to receive pursuant to this clause 6 until such time as provision of that part of the Scheme Consideration to that Scheme Participant is permitted by that order or direction or otherwise by law.

(b)

To the extent that amounts are so deducted or withheld in accordance with clause 6.8(a), such deducted or withheld amounts will be treated for all purposes under this Scheme as having been paid to the person in respect of which such deduction and withholding was made, provided that such deducted or withheld amounts are actually remitted as required.

7.	DEALINGS IN SCHEME SHARES
7.1.	Determination of Scheme Participants
(a)	Each Scheme Participant will be entitled to participate in this Scheme.
(b)	For the purpose of establishing the persons who are Scheme Participants, dealings in Shares will only be recognised by Redflex provided that:
(i)	in the case of dealings of the type to be effected using CHESS, the transferee is registered in the Register as the holder of the relevant Shares on or before the Record Date; and
(ii)	in all other cases, registrable transfers or transmission applications in respect of those dealings are received by the Registry on or before the Record Date.
(c)	Redflex must register registrable transfers or transmission applications of the kind referred to in clause 7.1(b)(ii) on or by the Record Date.
(d)	Redflex will not accept for registration, nor recognise for any purpose, any transfer or transmission application in respect of Shares received after the Record Date, or received prior to the Record Date but not in actionable or registrable form (as appropriate), other than the transfers contemplated by clause 5.2.
7.2.	Maintenance of the Register

Redflex must, until the Scheme Consideration has been provided and the name and address of Verra (or a Verra Nominated Acquirer) has been entered in the Register as holder of all of the Scheme Shares, maintain, or procure the maintenance of, the Register in accordance with this clause 7.  The Register in this form and the terms of this Scheme will solely determine entitlements to the Scheme Consideration.

7.3.	Effect of share certificates and holding statements

Subject to provision of the Scheme Consideration and registration of the transfer of Scheme Shares to Verra (or a Verra Nominated Acquirer) in accordance with the terms of this Scheme, from the Record Date (other than for Verra (or a Verra Nominated Acquirer) and its successors in title on and from the Implementation Date), all certificates and holding statements for Scheme Shares will cease to have effect as documents of title in respect of those Scheme Shares.  After the Record Date (and other than for Verra (or a Verra Nominated Acquirer) and its successors in title on and from the Implementation Date), each entry into the Register as at the Record Date relating to Scheme Shares will cease to have any effect other than as evidence of the entitlements of Scheme Participant to the Scheme Consideration in respect of those Scheme Shares.

7.4.	Information to be made available to Verra

Redflex must procure that, as soon as reasonably practicable (and, in any event, within 3 Business Days) after the Record Date, details of the names, registered addresses and holdings of Shares of every Scheme Participant as shown in the Register as at the Record Date are made available to Verra in such form as Verra may reasonably require.

7.5.	No disposals after Record Date

If this Scheme becomes Effective, each Scheme Participant (and any person claiming through that holder) must not dispose of, or purport or agree to dispose of, any Scheme Shares or any interest in them after the Record Date (other than a transfer to Verra (or a Verra Nominated Acquirer) in accordance with this Scheme and any subsequent transfers by Verra (or a Verra Nominated Acquirer) or its successors in title), and any attempt to do so will be void and have no legal effect and Redflex shall be entitled to disregard any such disposal, purported disposal or agreement.

8.	SUSPENSION AND TERMINATION OF QUOTATION OF SHARES

Redflex will:

(a)	apply to ASX for the suspension of trading of Shares on ASX with effect from the close of trading on the ASX on the Effective Date; and
(b)

if this Scheme has been fully implemented in accordance with its terms, if directed by Verra, apply to ASX for termination of official quotation of Shares on ASX and to have Redflex removed from the official list of ASX with effect on a Business Day (after the Implementation Date) nominated by Verra (including lodging a request for removal with ASX before the Implementation Date) and subject to Redflex and Verra satisfying any conditions reasonably required by ASX for it to act on that request.

9.	GENERAL PROVISIONS
9.1.	Appointment of Redflex as agent and attorney

Each Scheme Participant, without the need for any further action by that Scheme Participant, irrevocably appoints Redflex and each of the directors and officers of Redflex, jointly and severally, as its attorney and agent for the purposes of doing all things and executing all deeds, instruments, transfers and other documents that may be necessary or desirable to give full effect to this Scheme and the transactions contemplated by it, including:

(a)	in the case of Scheme Shares in a CHESS holding:
(i)

causing a message to be transmitted to ASX Settlement in accordance with the ASX Settlement Operating Rules so as to transfer the Scheme Shares held by the Scheme Participant from the CHESS sub-register of Redflex to the issuer sponsored sub-register operated by Redflex or the Registry at any time after Verra has provided (or procured the provision of) the Scheme Consideration which is due under this Scheme to Scheme Participants; and

(ii)	completing and signing on behalf of Scheme Participants any required form of transfer of Scheme Shares;
(b)	in the case of Scheme Shares registered in the issuer sponsored sub-register operated by Redflex or the Registry, completing and signing on behalf of Scheme Participants any required form of transfer;
(c)

in all cases, executing any document or doing any other act necessary or desirable to give full effect to this Scheme and the transactions contemplated by it, including the execution and delivery of documents required to give effect to the transfers contemplated under clause 5.2; and

(d)	enforcing the Deed Poll against Verra,

and Redflex accepts such appointment.  Redflex, as agent and attorney of each Scheme Participant, may sub delegate its functions, authorities or powers under this clause 9.1 to all or any of its directors and officers (jointly, severally, or jointly and severally).

9.2.	Scheme Participant’s agreement and consent

Under this Scheme, each Scheme Participant:

(a)

irrevocably agrees to the transfer of its Scheme Shares, together with all rights and entitlements attaching to them, to Verra (or a Verra Nominated Acquirer) in accordance with the terms of this Scheme; and

(b)	agrees to the variation, cancellation or modification (if any) of the rights attached to its Shares constituted by or resulting from this Scheme,

without the need for any further act by that Scheme Participant.

9.3.	Warranty by Scheme Participants

Each Scheme Participant warrants to Verra, and is deemed to have appointed and authorised Redflex as that Scheme Participant’s agent and attorney to warrant to Verra, that:

(a)

all of its Scheme Shares (including any rights and entitlements attaching to them) transferred to Verra (or a Verra Nominated Acquirer) under this Scheme will, on the date of the transfer, be free from all Encumbrances;

(b)	all of its Scheme Shares will be fully paid on the date of transfer; and
(c)	it has full power and capacity to sell and transfer its Scheme Shares (including all rights and entitlements attaching to them) to Verra (or a Verra Nominated Acquirer) under this Scheme.
9.4.	Transfer free of Encumbrances

To the extent permitted by law, all Scheme Shares (including any rights and entitlements attaching to those shares) which are transferred to Verra (or a Verra Nominated Acquirer) under this Scheme will, at the date of the transfer of them to Verra (or a Verra Nominated Acquirer), vest in Verra (or a Verra Nominated Acquirer) free from all Encumbrances and interests of third parties of any kind, whether legal or otherwise, and free from any restrictions on transfer of any kind not referred to in this Scheme.

9.5.	Title to Scheme Shares

On and from the Implementation Date, subject to provision of the Scheme Consideration, Verra (or a Verra Nominated Acquirer) will be beneficially entitled to all of the Scheme Shares pending registration by Redflex of Verra (or a Verra Nominated Acquirer) in the Register as the holder of all of the Scheme Shares.

9.6.	Appointment of Verra as sole proxy

Subject to provision of the Scheme Consideration in the manner contemplated by clause 6.2, on and from the Implementation Date, until Redflex registers Verra (or a Verra Nominated Acquirer) in the Register as the holder of all of the Scheme Shares, each Scheme Participant:

(a)

is deemed to have irrevocably appointed Redflex as attorney and agent (and directs Redflex in such capacity) to appoint Verra and each of its directors, officers and any secretary or agent nominated by Verra from time to time (jointly and each of them individually) as its sole proxy and, where applicable, corporate representative, to attend shareholders’ meetings of Redflex, exercise the votes attached to the Scheme Shares registered in its name and sign any shareholders’ resolutions of Redflex, whether in person, by proxy or by corporate representative;

(b)	must not itself attend or vote at any shareholders’ meetings of Redflex, or sign any resolutions, whether in person, by proxy or by corporate representative, other than under this clause 9.6;
(c)	must take all other actions in the capacity of the registered holder of Scheme Shares as Verra reasonably directs; and
(d)

acknowledges and agrees that in exercising the powers referred to in clause 9.6(a), Verra and any director, officer, secretary or agent nominated under clause 9.6(a) may act in the best interests of Verra as the intended registered holder of the Scheme Shares.

Redflex undertakes in favour of each Scheme Participant that it will appoint Verra and each of its directors, officers and any secretary or agent nominated by Verra from time to time (jointly and each of them individually) as that Scheme Participant’s proxy or, where applicable, corporate representative in accordance with clause 9.6(a) of this Scheme.

9.7.	Scheme alterations and conditions

If the Court proposes to approve this Scheme subject to any alterations or conditions, Redflex may, by its counsel or solicitors, and with the consent of Verra, consent to those alterations or conditions on behalf of all persons concerned, including, for the avoidance of doubt, all Scheme Participants.  Each Scheme Participant agrees to any such alterations or conditions which Redflex consents to under this clause 9.7.

9.8.	No liability when acting in good faith

Each Scheme Participant agrees that neither Redflex nor Verra, nor any of their respective officers or agents, will be liable for anything done or omitted to be done in the performance of this Scheme or the Deed Poll in good faith.

9.9.	Effect of Scheme

This Scheme binds Redflex and all Scheme Participants (including those who do not attend the Scheme Meeting, do not vote at the Scheme Meeting or vote against this Scheme) and, to the extent of any inconsistency and to the extent permitted by law, overrides the constitution of Redflex.

9.10.	Consent

Each Scheme Participant consents to Redflex and Verra doing all things necessary or expedient for or incidental to the implementation of this Scheme.

9.11.	Notices

Where a notice, transfer, transmission application, direction or other communication referred to in this Scheme is sent by post to Redflex, it is deemed to have been received on the date (if any) on which it is actually received at Redflex’s registered office or at the place where the Register is kept and on no other date.

9.12.	Omission to give notice

The accidental omission to give notice of the Scheme Meeting or non-receipt of such notice by any Shareholder will not, unless so ordered by the Court, invalidate the Scheme Meeting or any proceedings of the Scheme Meeting.

9.13.	Further assurances
(a)

Each party must at its own expense, whenever requested by the other party, promptly do or, to the extent reasonably practicable, arrange for others to do everything, including executing all documents, reasonably necessary or desirable to give full effect to this Scheme and the transactions contemplated by it.

(b)	Without limiting Redflex’s other powers under this Scheme, Redflex has power to do all things that it considers necessary or desirable to give effect to this Scheme and the Implementation Agreement.
9.14.	Costs and stamp duty

Subject to the terms of the Implementation Agreement, Redflex will pay the costs of this Scheme, except that Verra will pay (or procure the payment of) any stamp duty and any related fines, penalties or interest payable on or in connection with the transfer by Scheme Participants of the Scheme Shares to Verra (or a Verra Nominated Acquirer) pursuant to this Scheme (other than to the extent that any fines, penalties or interest have been imposed as a consequence of delay by Redflex).

10.	GOVERNING LAW AND JURISDICTION

This Scheme is governed by the laws of New South Wales, Australia.  The parties irrevocably submit to the non-exclusive jurisdiction of its courts and courts of appeal from them.  The parties will not object to the exercise of jurisdiction by those courts on any basis.

11.	SERVING DOCUMENTS

Without preventing any other method of service, any document in an action in connection with this document may be served on Redflex by being delivered or left at Redflex’s address set out in the ‘Parties’ section of this document.